Exhibit 16.1

B D O   U S A,   L L P   L E T T E R H E A D

February 12, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the statements made by Coupa Software Incorporated in the Registration Statement on Form S-1 pursuant to Item 304(a)(1) of Regulation S-K (copy below). We agree with the statements contained in the first through fourth paragraphs in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP

CHANGE IN INDEPENDENT ACCOUNTANTS

On or about July 4, 2015 we dismissed BDO USA, LLP, or BDO, and Ernst & Young LLP, or EY, was engaged as our independent auditors. The decision to change our independent auditors was approved by our board of directors.

BDO audited our consolidated financial statements for the year ended January 31, 2014. The audit report issued by BDO on November 3, 2014, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. BDO did not provide an audit opinion on our consolidated financial statements for any period subsequent to the year ended January 31, 2014. BDO did inform our management of a material weakness in our internal control over financial reporting. The material weakness related to our having insufficient accounting resources which led to a lack of timely account reconciliations and numerous audit adjusting entries.

During the fiscal years ended January 31, 2013 and January 31, 2014 and in the subsequent interim period through July 4, 2015, there were no “disagreements” between us and BDO (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K). We requested BDO to provide us with a letter addressed to the Securities and Exchange Commission stating whether or not BDO agrees with the above disclosures. A copy of BDO’s letter, dated February 12, 2016, is attached as Exhibit 16.1 to the registration statement of which this prospectus is a part.

During the fiscal years ended January 31, 2013 and 2014 and the subsequent interim period through July 4, 2015, we did not consult with EY regarding any of the matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.